Exhibit 99.1 State Street Corporation One Lincoln Street Boston, MA 02111 NYSE: STT www.statestreet.com

Boston, MA… July 19, 2019 News Release

STATE STREET REPORTS SECOND-QUARTER 2019 EPS OF $1.42 PER SHARE; $1.45 PER SHARE EXCLUDING NOTABLE ITEMS(a)
EXPENSE SAVINGS PROGRAM TARGET INCREASED TO $400 MILLION, EXCEEDING INITIAL COST-SAVINGS GOAL FOR 2019; $175 MILLION OF SAVINGS ALREADY REALIZED YEAR-TO-DATE
NEW INVESTMENT SERVICING WINS OF $390 BILLION DURING QUARTER
FRONT-TO-BACK INVESTMENT SERVICING DEMAND INCREASING WITH FIRST MAJOR ANNOUNCEMENT AND STRONG PIPELINE
2019 CCAR CAPITAL PLAN INCLUDED INCREASE IN QUARTERLY DIVIDEND TO $0.52 PER SHARE AND COMMON STOCK REPURCHASES OF UP TO $2 BILLION

                                                                                                                                                                                      Ron O'Hanley, President and Chief Executive Officer: "State Street is acting with urgency to adjust to a challenging external environment. We remain laser focused on steps we can immediately take both to improve financial performance and strengthen client service, including enhanced productivity, process re-engineering and greater resource discipline. Our 2019 expense program has delivered $175 million in savings year-to-date and we now expect to achieve a total of $400 million by year-end. On the revenue side, gross client wins were strong with almost $400 billion of new assets. I am encouraged by the continued momentum with Charles River Development, both in terms of new business on its platform but also due to the depth of the discussions we are having with a range of clients on adopting our leading front-to-back platform. We saw some moderation in industry headwinds and more stable fee revenues as we actively and systematically engage with clients. Moreover, our CCAR results were encouraging, confirming the effectiveness of our balance sheet repositioning last year and allowing us to increase capital return to shareholders."

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	2Q19	1Q19	2Q18	% QoQ		% YoY
Total fee revenue	$2,260	$2,260	$2,395	—%		(5.6)%
Net interest income	613	673	659	(8.9)		(7.0)
Total revenue	2,873	2,932	3,063	(2.0)		(6.2)
Total expenses	2,154	2,293	2,170	(6.1)		(0.7)
Net income	587	508	733	15.6		(19.9)

Earnings per common share:
Diluted earnings per share	$1.42	$1.18	$1.88	20.3%		(24.5)%

Financial ratios and other metrics:
Return on average common equity	10.1%	8.7%	14.7%	140	bps	(460)	bps
Pre-tax margin	25.0	21.7	29.1	330		(410)
Average total assets ($ in billions)	$222	$220	$224	0.9%		(1.1)%
Average total deposits ($ in billions)	157	155	163	0.8		(3.8)

(a) See 2Q19 Highlights in this News Release for a listing of notable items. Results excluding notable items are a non-GAAP presentation. Please refer to the Addendum included with this News Release for an explanation and reconciliation of non-GAAP measures.

Investor Contact: Ilene Fiszel Bieler +1 617/664-3477          Media Contact: Marc Hazelton +1 617/513-9439

2Q19 HIGHLIGHTS
(all comparisons are to 2Q18, unless otherwise noted)

AUC/A and AUM

•	Investment Servicing AUC/A as of quarter-end decreased 3% primarily due to the near-completion of a previously announced client transition, partially offset by higher market levels.

•	Investment Management AUM as of quarter-end increased 7% driven by higher equity markets and growth from institutional and ETF inflows, partially offset by cash outflows.

New Business

•	Investment Servicing mandates announced in 2Q19 totaled $390 billion with quarter-end servicing assets remaining to be installed in future periods of $575 billion.

◦	Front-to-back investment servicing demand increasing with first major announcement and strong pipeline.

•	Investment Management net inflows in 2Q19 of $20 billion driven by institutional and cash.

•	Charles River Development (CRD) mandates in 2Q19 included annual contract value bookings of $31 million, including SSGA bookings.

Revenues

•	Fee revenue decreased 6% reflecting lower servicing, management and markets revenues, partially offset by CRD:

◦	Compared to 1Q19, fee revenue was flat reflecting primarily stable servicing fees, higher management fees and lower processing fees.

◦	CRD generated $91 million in 2Q19 fee revenues and $45 million in pre-tax operating income before associated amortization expense and acquisition costs.

•	Net interest income (NII) decreased 7% primarily due to lower noninterest-bearing deposit balances and accelerated mortgage backed securities (MBS) premium amortization from falling long rates.

Notable Items

(Dollars in millions, except EPS amounts)	2Q19	1Q19	2Q18
Acquisition and restructuring costs (net)	$12	$9	$—
Legal and related	—	14	—
Compensation and employee benefits	—	—	61
Occupancy	—	—	16
Repositioning costs	—	—	77
Total notable items (pre-tax)	$12	$23	$77

EPS impact	$(0.03)	$(0.06)	$(0.16)

Expenses

•
Total expenses were down 1%, primarily reflecting the absence of prior year repositioning costs as well as savings from process re-engineering and resource discipline related to our expense savings program, partially offset by the impact of CRD expenses and increased technology investments;

◦	Excluding notable items, seasonal and CRD-related expenses, total expenses were down 1% compared to 2Q18 and were largely flat compared to 1Q19.

◦	Expense savings program announced in January 2019 achieved $175 million total savings year-to-date through resource discipline, process re-engineering and automation benefits.

•	Total headcount increased 4% compared to 2Q18 driven by the impact of CRD and shift to low cost locations.

◦	Compared to 1Q19, total headcount was down 1%, the second sequential quarter decline, while strengthening client service.

◦	Year-to-date high cost location headcount reductions totaled over 1,800, exceeding initial 1,500 target, with new aggregate goal of 2,300 established for FY 2019.

Capital

•	Returned $475 million to shareholders in 2Q19, consisting of $300 million common share repurchases and $175 million in common dividends.

•	Estimated standardized Common Equity Tier 1 (CET1) of 11.4%, Tier 1 Leverage ratio of 7.6% and Supplementary Leverage Ratio (SLR) of 6.7% at quarter-end.

•	Announced 2019 CCAR capital plan, including dividend increase to $0.52 per share and new common stock purchase program of up to $2.0 billion through 2Q20.

MARKET DATA, AUC/A AND AUM
The tables below provide a summary of selected financial information, key ratios, AUC/A, AUM, market indices and foreign exchange rates for the periods indicated as well as industry flow data for the indicated time periods.

(Dollars in billions, except market indices and foreign exchange rates)	2Q19	1Q19	2Q18	% QoQ	% YoY

Assets under custody and administration (AUC/A)(1) (2)	$32,754	$32,643	$33,867	0.3%	(3.3)%
Assets under management (AUM)(2)	2,918	2,805	2,723	4.0	7.2

Market Indices:(3)
S&P 500 daily average	2,882	2,721	2,703	5.9	6.6
S&P 500 EOP	2,942	2,834	2,718	3.8	8.2
MSCI EAFE daily average	1,888	1,833	2,018	3.0	(6.4)
MSCI EAFE EOP	1,922	1,875	1,959	2.5	(1.9)
MSCI Emerging Markets daily average	1,045	1,033	1,138	1.2	(8.2)
MSCI Emerging Markets EOP	1,055	1,058	1,070	(0.3)	(1.4)
Barclays Capital Global Aggregate Bond Index EOP	506	489	478	3.5	5.9
Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index daily average	6.1	7.4	7.3	(17.6)	(16.4)
JPM Emerging Market Volatility Index daily average	8.4	8.8	8.9	(4.5)	(5.6)

Average Foreign Exchange Rate:
Euro vs. USD	1.123	1.136	1.192	(1.1)	(5.8)
GBP vs. USD	1.285	1.302	1.360	(1.3)	(5.5)
(1) Includes assets under custody of $24,771 billion, $24,569 billion, and $25,415 billion, as of 2Q19, 1Q19, and 2Q18, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA

(Dollars in billions)	2Q19	1Q19	4Q18	3Q18	2Q18	1Q18
North America - ICI Market Data:(1)
Long Term Funds	$(35.7)	$41.7	$(308.8)	$(50.4)	$(28.3)	$38.0
Money Market	137.0	54.0	187.9	35.8	(51.7)	(52.2)
ETF	73.5	45.8	105.0	87.2	55.8	62.8
Total ICI Flows	$174.8	$141.5	$(15.9)	$72.6	$(24.2)	$48.6

Europe - Broadridge Market Data:(2)
Long Term Funds	$(8.8)	$5.7	$(171.4)	$(16.2)	$(24.9)	$160.5
Money Market	21.3	(9.0)	62.4	(21.9)	(17.8)	(10.3)
Total Broadridge Flows	$12.5	$(3.3)	$(109.0)	$(38.1)	$(42.7)	$150.2
(1) Industry data is provided for illustrative purposes only and is not intended to reflect the Company's or its clients' activity.
(2) 2Q19 data is on a rolling 3 month basis and includes March through May 2019 for EMEA (Copyright 2018 Broadridge Financial Solutions, Inc.)

INVESTMENT SERVICING AUC/A

(Dollars in billions)	2Q19	1Q19	2Q18	% QoQ	% YoY
Assets Under Custody and/or Administration
By Product Classification:
Mutual funds	$8,645	$8,586	$8,548	0.7%	1.1%
Collective funds, including ETFs	9,272	9,436	9,615	(1.7)	(3.6)
Pension products	6,542	6,513	6,808	0.4	(3.9)
Insurance and other products	8,295	8,108	8,896	2.3	(6.8)
Total Assets Under Custody and/or Administration	$32,754	$32,643	$33,867	0.3	(3.3)
By Financial Instrument:
Equities	$18,504	$18,924	$19,475	(2.2)	(5.0)
Fixed-income	10,089	9,831	10,189	2.6	(1.0)
Short-term and other investments	4,161	3,888	4,203	7.0	(1.0)
Total Assets Under Custody and/or Administration	$32,754	$32,643	$33,867	0.3	(3.3)

INVESTMENT MANAGEMENT AUM
The following table presents 2Q19 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total

Beginning balance as of March 31, 2019	$1,781	$429	$314	$147	$134	$2,805

Long-term institutional flows, net(2)	13	1	(1)	3	—	16
ETF flows, net	(5)	4	1	—	—	—
Cash fund flows, net	—	—	4	—	—	4
Total flows, net	$8	$5	$4	$3	$—	$20

Market appreciation/(depreciation)	61	14	1	5	5	86
Foreign exchange impact	5	2	—	—	—	7
Total market/foreign exchange impact	$66	$16	$1	$5	$5	$93

Ending balance as of June 30, 2019	$1,855	$450	$319	$155	$139	$2,918
(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares ETF and SPDR® Long Dollar Gold Trust ETF. State Street is not the investment manager for the SPDR® Gold Shares ETF and the SPDR® Long Dollar Gold Trust ETF, but acts as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	2Q19	1Q19	2Q18	% QoQ	% YoY
Servicing fees	$1,252	$1,251	$1,381	0.1%	(9.3)%
Management fees	441	420	465	5.0	(5.2)
Foreign exchange trading services	273	280	315	(2.5)	(13.3)
Securities finance revenue	126	118	154	6.8	(18.2)
Processing fees and other revenue	168	191	80	(12.0)	nm
Total fee revenue	$2,260	$2,260	$2,395	—	(5.6)

Net interest income	613	673	659	(8.9)	(7.0)
Gains (losses) related to investment securities, net	—	(1)	9	nm	nm
Total Revenue	$2,873	$2,932	$3,063	(2.0)	(6.2)

Net interest margin (FTE)	1.38%	1.54%	1.46%	(16) bps	(8) bps

Servicing fees decreased 9% compared to 2Q18 driven by challenging industry conditions including fee pressure, lower client activity and a previously announced client transition, partially offset by new business. Servicing fees were flat compared to 1Q19 due to higher average equity market levels and higher client flows and activity, offset by fee pressure.

Management fees decreased 5% compared to 2Q18 primarily reflecting the run rate impact of late 2018 outflows and mix changes away from higher fee products, partially offset by higher average equity market levels. Management fees were up 5% compared to 1Q19 primarily driven by higher average equity market levels and day count.

Foreign exchange trading services decreased 13% compared to 2Q18 and 3% compared to 1Q19 primarily due to lower market volatility and spreads.

Securities finance decreased 18% compared to 2Q18 reflecting the 2H18 balance sheet optimization efforts, and increased 7% compared to 1Q19 primarily due to seasonal activity.

Processing fees and other increased compared to 2Q18 reflecting CRD revenue contribution, which was acquired in 4Q18. Processing fees were down 12% compared to 1Q19 driven by lower market-related adjustments and tax advantaged investment income, as well as lower CRD revenue due to the timing of revenue recognition standards for certain contracts under the new accounting standards.

•	In 2Q19, CRD contributed $86 million of revenue.

Net interest income decreased 7% compared to 2Q18 and 9% compared to 1Q19 primarily due to lower noninterest-bearing deposit balances and accelerated MBS premium amortization from falling long rates. Net interest margin (NIM) on a fully taxable-equivalent basis decreased 8 basis points compared to 2Q18 and 16 basis points compared to 1Q19 primarily due to the same factors and a stable balance sheet.

EXPENSES

(Dollars in millions)	2Q19	1Q19	2Q18	% QoQ	% YoY
Compensation and employee benefits	$1,084	$1,229	$1,125	(11.8)%	(3.6)%
Information systems and communications	365	362	321	0.8	13.7
Transaction processing services	245	242	257	1.2	(4.7)
Occupancy	115	116	124	(0.9)	(7.3)
Acquisition and restructuring costs	12	9	—	33.3	nm
Amortization of other intangible assets	59	60	48	(1.7)	22.9
Other	274	275	295	(0.4)	(7.1)
Total Expenses	$2,154	$2,293	$2,170	(6.1)	(0.7)

Total expenses, excluding notable items and seasonal expense items	$2,142	$2,133	$2,093	0.4	2.3

Effective tax rate	18.1%	20.1%	17.7%	(200) bps	40 bps

Total expenses were down 1% from 2Q18, primarily reflecting the absence of prior year repositioning costs as well as savings from process re-engineering and resource discipline related to our expense savings program, partially offset by the impact of CRD expenses and increased technology investments. Total expenses decreased 6% compared to 1Q19 driven by the absence of seasonal compensation expenses. Adjusted for notable items, seasonal expenses, and $63 million of CRD-related costs, total expenses were down 1% compared to 2Q18 and largely flat to 1Q19.

Compensation and employee benefits decreased 4% compared to 2Q18 driven by the absence of prior year repositioning costs as well as savings from the process re-engineering and resource discipline savings initiatives, partially offset by the impact of CRD. Compensation and employee benefits decreased 12% compared to 1Q19 primarily due to the absence of seasonal compensation expenses and lower performance based incentives.

Information systems and communications increased 14% compared to 2Q18 largely reflecting higher development costs, technology infrastructure enhancements and investments to support business growth. Compared to 1Q19, information systems and communications increased 1% largely reflecting higher development costs and investments to support business growth.

Transaction processing services decreased 5% compared to 2Q18 due to lower sub-custodian costs and increased 1% versus 1Q19 due to higher brokerage volumes.

Occupancy decreased 7% compared to 2Q18 primarily driven by the absence of prior year costs related to real estate footprint right-sizing. Occupancy expense was largely flat compared to 1Q19.

Amortization of other intangible assets increased 23% compared to 2Q18 primarily due to the CRD acquisition. Amortization of intangible assets decreased 2% compared to 1Q19.

Other expenses decreased 7% compared to 2Q18 primarily reflecting lower insurance, professional services and travel costs. Compared to 1Q19, other expenses were largely flat.

The effective tax rate in 2Q19 was 18.1% compared to 17.7% in 2Q18 and 20.1% in 1Q19.  Compared to 2Q18, the effective tax rate increased due to lower stock-based compensation benefit, partially offset by tax advantaged investments. Compared to 1Q19, the effective tax rate decreased due to tax advantaged investments.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital ratios for State Street Corporation.

June 30, 2019(1)	2Q19	1Q19	2Q18
Basel III Standardized Estimated Fully Phased-In:
Common Equity Tier 1 ratio	11.4%	11.5%	11.3%
Tier 1 capital ratio	14.9	15.0	14.3
Total capital ratio	15.5	15.9	15.1

Tier 1 leverage ratio	7.6	7.4	7.1
Supplementary leverage ratio	6.7	6.6	6.2
(1) Estimated pro-forma fully phased-in ratios as of June 30, 2019 reflect capital and total risk-weighted assets calculated under the Basel III final rule.

Standardized CET1, Tier 1, Total Capital ratios and Tier 1 Leverage ratio and SLR were largely flat compared to 2Q18 and 1Q19.

Returned $475 million to shareholders in 2Q19 consisting of $300 million common share repurchases and $175 million in common dividends. Repurchased 4.6 million common shares in 2Q19 and declared 2Q19 quarterly common share dividend of $0.47 per share.

Announced 2019 CCAR capital plan, including dividend increase to $0.52 per share and new common stock purchase program of up to $2.0 billion through 2Q20.

Preliminary estimated average liquidity coverage ratio (LCR) for State Street Corporation of approximately 111% at quarter-end.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Friday, July 19th, 2019, at 10:00 a.m. EDT, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at (866) 211-3118 inside the U.S. or at (647) 689-6605 outside of the U.S. The Conference ID# is 7279177.

Recorded replays of the conference call will be available on the website and by telephone at (800) 585-8367 or (416) 621-4642 beginning approximately two hours after the call's completion. The Conference ID# is 7279177.

The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at http:// investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For 2Q19, State Street expects to publish its updates during the period beginning today and ending on or about August 14, 2019.

State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $32,754 billion in assets under custody and administration and $2,918 billion* in assets under management as of June 30, 2019, State Street operates globally in more than 100 geographic markets and employs approximately 40,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management include the assets of the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF (approximately $36 billion as of June 30, 2019), for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) serves as marketing agent; SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:

•
In this News Release expenses are sometimes presented excluding notable items, seasonal and CRD expenses (i.e., seasonal deferred incentive compensation expenses for retirement-eligible employees and payroll taxes). This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures and CRD expenses.

•
State Street’s common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times. State Street's $2 billion common stock repurchase authorization was effective beginning July 1, 2019 and covers the period ending June 30, 2020. Stock purchases may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing of stock purchases, type of transaction and number of shares purchased will depend on several factors, including market conditions and State Street’s capital position, its financial performance, the amount of common stock issued as part of employee compensation programs and investment opportunities. The common stock purchase program does not have specific price targets and may be suspended at any time.

•
Process re-engineering and automation savings, as presented in this News Release, can include high-cost location workforce reductions, reducing manual/bespoke activities, reducing redundant activities, streamlining operational centers and moves to common platforms/retiring legacy applications. Resource discipline benefits, as presented in this News Release, can include reducing senior management headcount, rigorous performance management, vendor management and optimization of real estate.

•
CRD revenue of $91M includes $86 million in processing fees and other revenue and $5 million in FX trading services. CRD annual contract value bookings represent signed annual recurring revenue contract value. CRD revenue of $86 million in processing fees and other revenue includes project-related fees associated with affiliates, including State Street Global Advisors (SSGA), of approximately $4 million. CRD annual contract value bookings of $31 million includes $25 million of bookings with affiliates, including SSGA. CRD revenue derived from affiliate agreements is eliminated in consolidation for financial reporting purposes.

•
New asset servicing mandates, including announced front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant. New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of June 30, 2019. Distribution fees from the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF are recorded in brokerage and other fee revenue and not in management fee revenue.

•
During the first quarter of 2019, we voluntarily changed our accounting method under the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 323, Investments - Equity Method and Joint Ventures, for investments in low income housing tax credit from the equity method of accounting to the proportional amortization method of accounting. This change in accounting method has been applied retrospectively to all prior periods. Refer to the Form 8-K filed on March 5, 2019 for further details.

•
Standardized CET1, Tier 1 and Total capital ratios were binding for the period. See Addendum included with this News Release for additional information. See Addendum included with this News Release for additional information, including reconciliations of estimated pro-forma fully phased-in ratios to our capital ratios calculated under the then applicable regulatory requirements. Effective January 1, 2018, the applicable final rules are in effect and the ratios presented are calculated based on fully phased-in CET1, Tier 1 and Total capital numbers.

•	All earnings per share amounts represent fully diluted earnings per common share.

•	CRD annual contract value bookings represent signed annual recurring revenue contract value.

•	Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.

•
Return on tangible equity is determined by dividing annualized, year-to-date net income available to common equity by total tangible common equity. Refer to the Addendum included with this News Release for details.

•	Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.

•	"nm" denotes not meaningful.

•	"EOP" denotes end of period.

•	"FTE" denotes fully taxable-equivalent basis

•	Industry data is provided for illustrative purposes only and is not intended to reflect State Street's or its clients' activity.

◦
Investment Company Institute (ICI) data includes funds not registered under the Investment Company Act of 1940. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while exchange-traded fund (ETF) data represents net issuance, which is gross issuance less gross redemptions. Data for mutual funds that invest primarily in other mutual funds and ETFs that invest primarily in other ETFs were excluded from the series. ICI classifies mutual funds and ETFs based on language in the fund prospectus.

◦
Broadridge flows data © Copyright 2018, Broadridge Financial Solutions, Inc. Funds of funds have been excluded from Broadridge data (to avoid double counting). Therefore, a market total is the sum of all the investment categories excluding the three funds of funds categories (in-house, ex-house and hedge). ETFs are included in Broadridge’s database on mutual funds, but this excludes exchange-traded commodity products that are not mutual funds.

◦
The long term fund flows reported by ICI are composed of North America Market flows mainly in Equities, Hybrids and Fixed Income Asset Classes. The long term fund flows reported by Broadridge are composed of EMEA Market flows mainly in Equities, Fixed Income, and Multi Asset Classes.

FORWARD LOOKING STATEMENTS
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, expense reduction programs, new client business, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “guidance,” “expect,” “priority,” “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:

•
the financial strength of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposures or to which our clients have such exposures as a result of our acting as agent, including as an asset manager or securities lending agent;

•
increases in the volatility of, or declines in the level of, our NII, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and changes in the manner in which we fund those assets;

•
the volatility of servicing fee, management fee, trading fee and securities finance revenues due to, among other factors, the value of equity and fixed-income markets, market interest and foreign exchange rates, the volume of client transaction activity, competitive pressures in the investment servicing and asset management industries, and the timing of revenue recognition with respect to processing fees and other revenues;

•
the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits; the liquidity of the assets on our balance sheet and changes or volatility in the sources of such funding, particularly the deposits of our clients; and demands upon our liquidity, including the liquidity demands and requirements of our clients;

•
the level and volatility of interest rates, the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally; and the impact of monetary and fiscal policy in the U.S. and internationally on prevailing rates of interest and currency exchange rates in the markets in which we provide services to our clients;

•
the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of such securities and the recognition of an impairment loss in our consolidated statement of income;

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our ability to attract deposits and other low-cost, short-term funding; our ability to manage the level and pricing of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines; and our ability to deploy deposits in a profitable manner consistent with our liquidity needs, regulatory requirements and risk profile;

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the manner and timing with which the Federal Reserve and other U.S. and non-U.S. regulators implement or reevaluate the regulatory framework applicable to our operations (as well as changes to that framework), including implementation or modification of the Dodd-Frank Act and related stress testing and resolution planning requirements, implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee and European legislation (such as UCITS V, the Money Market Fund Regulation and MiFID II / MiFIR); among other consequences, these regulatory changes impact the levels of regulatory capital, long-term debt and liquidity we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, restrictions on banking and financial activities and the manner in which we structure and implement our global operations and servicing relationships. In addition, our regulatory posture and related expenses have been and will continue to be affected by heightened standards and changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, resolution planning and compliance programs, as well as changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

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adverse changes in the regulatory ratios that we are, or will be, required to meet, whether arising under the Dodd-Frank Act or implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital or liquidity ratios that cause changes in those ratios as they are measured from period to period;

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requirements to obtain the prior approval or non-objection of the Federal Reserve or other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or corporate activities, including, without limitation, acquisitions, investments in subsidiaries, dividends and stock repurchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital or corporate initiatives may be restricted;

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changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including, without limitation, additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

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economic or financial market disruptions in the U.S. or internationally, including those which may result from recessions or political instability; for example, the U.K.'s exit from the European Union or actual or potential changes in trade policy, such as tariffs or bilateral and multilateral trade agreements;

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our ability to create cost efficiencies through changes in our operational processes and to further digitize our processes and interfaces with our clients, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

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our ability to promote a strong culture of risk management, operating controls, compliance oversight, ethical behavior and governance that meets our expectations and those of our clients and our regulators, and the financial, regulatory, reputational and other consequences of our failure to meet such expectations;

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the impact on our compliance and controls enhancement programs associated with the appointment of a monitor under the deferred prosecution agreement with the DOJ and compliance consultant appointed under a settlement with the SEC, including the potential for such monitor and compliance consultant to require changes to our programs or to identify other issues that require substantial expenditures, changes in our operations, payments to clients or reporting to U.S. authorities;

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the results of our review of our billing practices, including additional findings or amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships or our reputation and adverse actions or penalties imposed by governmental authorities;

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our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology; to replace and consolidate systems, particularly those relying upon older technology, and to adequately incorporate resiliency and business continuity into our systems management; to implement robust management processes into our technology development and maintenance programs; and to control risks related to use of technology, including cyber-crime and inadvertent data disclosures;

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our ability to address threats to our information technology infrastructure and systems (including those of our third-party service providers), the effectiveness of our and our third party service providers' efforts to manage the resiliency of the systems on which we rely, controls regarding the access to, and integrity of, our and our clients' data, and complexities and costs of protecting the security of such systems and data;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or civil or criminal proceedings;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

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the large institutional clients on which we focus are often able to exert considerable market influence and have diverse investment activities, and this, combined with strong competitive market forces, subjects us to significant pressure to reduce the fees we charge, to potentially significant changes in our AUC/A or our AUM in the event of the acquisition or loss of a client, in whole or in part, and to potentially significant changes in our revenue in the event a client re-balances or changes its investment approach, re-directs assets to lower- or higher-fee asset classes or changes the mix of products or services that it receives from us;

•	the potential for losses arising from our investments in sponsored investment funds;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, the possibility of significant reductions in the liquidity or valuation of assets underlying those pools and the potential that clients will seek to hold us liable for such losses; and the possibility that our clients or regulators will assert claims that our fees, with respect to such investment products, are not appropriate;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to us or regarding other industry participants or industry-wide factors, or other reputational harm;

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our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

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changes or potential changes to the competitive environment, due to, among other things, regulatory and technological changes, the effects of industry consolidation and perceptions of us, as a suitable service provider or counterparty;

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our ability to complete acquisitions, joint ventures and divestitures including, without limitation, our ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that our acquired businesses, including, without limitation, our acquisition of Charles River Development, and joint ventures will not achieve their anticipated financial, operational and product innovation benefits or will not be integrated successfully, or that the integration will take longer than anticipated; that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced; that client and deposit retention goals will not be met; that other regulatory or operational challenges will be experienced; and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

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our ability to integrate Charles River Development's front office software solutions with our middle and back office capabilities to develop a front-to-middle-to-back office platform that is competitive, generates revenues in line with our expectations and meets our clients' requirements;

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our ability to recognize evolving needs of our clients and to develop products that are responsive to such trends and profitable to us; the performance of and demand for the products and services we offer; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

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our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

•	changes in accounting standards and practices; and

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the impact of the U.S. tax legislation enacted in 2017, and changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2018 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.